EXHIBIT 99.1
STATE AUTO FINANCIAL CORP
ESTIMATES THIRD QUARTER CATASTROPHE LOSSES
COLUMBUS, OHIO – October 11, 2005 – State Auto Financial Corporation (NASDAQ: STFC) today announced it estimates that catastrophic storms during the third quarter of 2005 will produce between $42 and $46 million in pre-tax losses for STFC. This is expected to add between 15 and 17 loss ratio points to the quarterly results. The estimate includes approximately $26 million of pre-tax losses from Hurricane Katrina.
State Auto Chairman and CEO Robert H. Moone stated, “We have all seen pictures of the destruction produced by Hurricane Katrina, the magnitude of which is unprecedented. During the third quarter, we also experienced two sizeable hail storms in our north-central operating states. Our claims representatives have been working tirelessly assessing the damage from these catastrophes and doing our part to help our policyholders rebuild. While storm losses will negatively impact our quarterly results, we are proud that prompt, fair and professional claims service, especially during times of great stress, remains a hallmark of State Auto.”
State Auto Financial Corporation is scheduled to release third quarter results on October 25, 2005.
************
State Auto Financial Corporation, headquartered in Columbus, Ohio, is a regional property and casualty insurance holding company engaged primarily in writing both personal and commercial lines of insurance. The company markets its products through nearly 22,000 independent agents associated with more than 3,100 agencies in 26 central and eastern states, excluding New York, New Jersey and the New England states. The State Auto Insurance Companies, carry an A+ (Superior) rating from the A.M. Best Company. Additional information on the company can be found on its web page at www.STFC.com.
Contact: Terrence Bowshier
VP – Director of Investor Relations
(614) 464-5078
************
Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in State Auto Financial’s Form 10-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) legislative changes at both the state and federal level, state and federal regulatory rule making promulgations and adjudications, class action litigation involving the insurance industry and judicial decisions affecting claims, policy coverages and the general costs of doing business, the impact of competition on products and pricing, inflation in the costs of the products and services insurance pays for, product development, geographic spread of risk, weather and weather-related events, and other types of catastrophic events. State Auto Financial undertakes no obligation to update or revise any forward-looking statements.